                                                                    EXHIBIT 10.8

                            [INSURQUOTE LETTERHEAD]


                                       February 10, 1998



PERSONAL & CONFIDENTIAL


Mr. William B. Woahn
2184 North 180 West
Pleasant Grove, Utah   84062

Dear Bill:

     This letter will confirm our agreement ("Agreement") with respect to your employment as President of InsurQuote Systems, Inc. ("ISI").

PART I - EMPLOYER - EMPLOYEE RELATIONSHIP

     The following terms and conditions set forth the rights, duties and responsibilities regarding the employer - employee relationship between you and ISI, including but not limited to the termination of that relationship:

     1. The term of employment will be from February 1, 1998 through January 31, 2003, unless sooner terminated as provided below. Either party may provide the other party sixty (60) days written notice of its intention not to extend this Agreement beyond the term stated above. If this Agreement is not terminated effective as of January 31, 2003 in the manner stated above, it then shall be automatically renewed on a year-to-year basis (each, a "Renewal Term") provided that either party may provide the other party sixty (60) days written notice of its intention not to extend the Agreement beyond any Renewal Term.

     2. You will serve as President of ISI. Your duties and responsibilities shall include the duties and responsibilities for your corporate office and position set forth in the Company's bylaws from time to time in effect and such other duties and responsibilities as may be reasonably prescribed by the Board of Directors, in all cases to be consistent with your corporate office and position.

     3. During the term of this Agreement you agree to devote your full and undivided business time and attention, to the business of ISI. You agree to perform those duties and services consistent with your position and fulfill those obligations as may be designated from time to time by ISI's Board of Directors. The foregoing, however, shall not preclude you from serving in any capacity with any civic, educational, charitable or religious organization or any trade association, so long as such activities do not interfere with your
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Mr. William B. Woahn
February 10, 1998
Page 2



duties and obligations under this Agreement. Your services shall be performed at ISI's principal executive offices in Provo, Utah. However, ISI and you understand that you may be required to travel in connection with the performance of your duties hereunder.

     4.   ISI agrees to the following compensation and incentive arrangement:

          a. You will be paid a salary at an annual base rate of $140,000 ($11,666.67 monthly) during the period of the Agreement, payable in accordance with normal ISI payroll practices. Furthermore, your base salary will be subject to review annually for increases by the Board of Directors in its sole discretion in connection with the annual review of salary and benefits for ISI's management. All reasonable out-of-pocket expenses incurred in connection with your services hereunder, will be separately reimbursed subject to the terms of ISI's expense reimbursement policy for its management. ISI shall have the right to withhold from your salary any taxes, FICA, or other amounts required to be withheld by any governmental entity or authority having jurisdiction over the matter.

          b. You will be entitled to participate in the ISI Corporate Management Bonus program, as amended from time to time (the "Bonus"). This will entitle you to a potential bonus for FY 1998 of 50% of your annual salary and thereafter at the rate determined by ISI's Board of Directors.

          c. In addition, you shall be entitled to participate in health insurance, pension and other benefits provided to other senior executives of ISI on terms no less favorable than those available to such senior executives of ISI. You shall also be entitled to the same number of vacation days, holidays, sick days and other benefits as are generally allowed to other senior executives of ISI in accordance with the ISI policy in effect from time to time.

     5. ISI shall have the right to terminate this contract with you at any time without payment of any amounts described herein (other than payment of salary and a pro rata portion of your bonus earned through the effective date of such termination and reimbursement of reasonable out-of-pocket expenses incurred prior to such date) in the event that:


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Mr. William B. Woahn
February 10, 1998
Page 3

          a. you willfully fail to substantially perform your duties hereunder, other than a failure as a result of your complete or partial incapacity due to physical or mental illness or impairment;

          b. you willfully act, or willfully fail to act, in such a fashion so as to constitute gross misconduct which is injurious to ISI;

          c. you engage in any act of personal dishonesty in connection with your responsibilities under this Agreement and that is intended to result in substantial gain or personal enrichment at the expense of ISI;

          d.   you are convicted of a felony; or

          e.   you materially breach the terms of Part I Section 3 or Part III
               Section 2 of this Agreement provided that ISI first shall have provided you with written notice specifying the acts or omissions alleged to constitute your breach of such section and you have failed to correct the breach within fifteen (15) days of receipt of such notice.

     A termination of your employment with ISI for any of the reasons set forth in this section shall be referred to as "Termination for Cause".

     6. In the event of a "Change in Control" of ISI and within twelve 12 months thereafter there is a "Termination Without Cause" or a "Constructive Termination", you shall be entitled to the following consideration:

          a. (i) The greater of $200,000 or one (1) year benefits (for purposes of this section benefits shall mean the ISI medical, dental and life insurance benefit plans Employee participated in at the date of termination), salary and bonus (calculated based on your salary and bonus plan as of the date of termination) payable on the last day of employment, or on such other date as we mutually agree in writing.

               (ii) One (1) year executive out placement services to be provided from the date of termination. The terms of such services shall be


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Mr. William B. Woahn
February 10, 1998
Page 4


                     determined at the discretion of ISI, provided that the cost of such services are reasonable and substantially equal to similar services offered to similar executives in the industry. ISI's obligation for out placement services shall cease earlier than one (1) year in the event you accept a position of employment prior to such time.

               (iii) You will have the right, but not the obligation, to sell your shares of ISI Common Stock to ISI (or in ISI's discretion to CCC Information Services Inc.). The sale price of such shares shall be their fair market value. Where there exists a public market for ISI's Common Stock at the time of such sale, the fair market value per share shall be the average last reported sale price in the over-the-counter market in which the Common Stock is quoted or on any exchange on which the Common Stock is listed, whichever is applicable, for the five (5) trading days prior to the date of determination of fair market value. Where there is no public market for ISI's Common Stock at the time of such sale, the fair market value per share shall be determined as follows: you will select an investment banker and ISI will select an investment banker to assess the fair market value of ISI at the date you elect to sell the shares. If the parties are unable to agree on a valuation, the two investment bankers shall select a third investment banker to arbitrate the valuation. The decision of the independent investment banker shall be binding on both parties.

          b. For purposes of this section, a "Change of Control" shall occur if:

               (i) any person (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including CCC Information Services Inc. (including its affiliates), becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) directly or indirectly, of securities of ISI representing 50% or more of the total voting power represented by ISI then outstanding voting securities; or

               (ii) the "Continuing Directors", cease for any reason to constitute a majority of the Board of InsurQuote Systems. Inc. For purposes of
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Mr. William B. Woahn
February 10, 1998
Page 5

                     this section, "Continuing Director" shall mean a member of the Board who either is a member of the Board on the date of the execution of this Agreement, or who subsequently became a director of ISI and whose election was approved by a vote of a majority of the Continuing Directors then on the Board (which term, for purposes of this definition, shall mean the whole Board and not any committee thereof); or

               (iii) a merger or consolidation of ISI with any other entity, other than a merger or consolidation which would result in the voting securities of ISI outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of ISI or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of ISI approve a plan of complete liquidation of ISI or an agreement for the sale or disposition by ISI of all or substantially all of ISI's assets.

          c. "Termination Without Cause", for purposes of this section, shall mean termination of your employment with ISI or any of its affiliates for any reason other than those constituting Termination For Cause as defined in Part I, Section 5 of this
               Agreement:

     7. a. In the event ISI terminates this Agreement for reasons not described in Part I, Paragraphs 5 or 6 above, or if your termination is a "Termination Without Cause" or a "Constructive Termination", you shall be entitled to the following consideration:

               (i) The greater of $200,000 or one (1) year benefits (for purposes of this section benefits shall mean the ISI medical, dental and life insurance benefit plans Employee participated in at the date of termination), salary, bonus (calculated based on your salary and bonus plan as of the date of termination) payable to the last day of employment, or on such other date as we mutually agree in writing.
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Mr. William B. Woahn
February 10, 1998
Page 6


               (ii) One (1) year executive out placement services to be provided from the date of termination. The terms of such services shall be determined at the discretion of ISI, provided that the cost of such services are reasonable and substantially equal to similar services offered to similar executives in the industry. ISI's obligation for out placement services shall cease earlier than one (1) year in the event you accept a position of employment prior to such time.

          b. For purposes of this Agreement a termination shall be a "Constructive Termination" if:

               (i) there is a material diminution in the authority, duties, or responsibilities of your position from the authority, duties or responsibilities of your position with ISI in effect immediately prior to such diminution, or your removal from such authority, duties or responsibilities;

               (ii) there is any failure by ISI to comply with any of the provisions of Part 1, Section 4 of this Agreement, other than an isolated, insubstantial, or inadvertent failure not occurring in bad faith and which is remedied by ISI promptly after receipt of written notice from you;

               (iii) a reduction, of more than ten (10%) percent, by ISI in your annual salary or bonus opportunity as in effect immediately prior to such reduction provided, however, if such reduction also applies to similarly situated employees this provision shall not be a Constructive Termination;

               (iv) a reduction, of more than ten (10%) percent, by ISI in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is materially reduced provided, however, if such reduction also applies to similarly situated employees this provision shall not be a Constructive Termination;

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Mr. William B. Woahn
February 10, 1998
Page 7


             (v) the relocation of ISI to a facility or a location more than 200 miles from ISI's present location, without the majority approval of the Inside Stockholders as defined in the Investment Agreement dated February 10, 1998;

             (vi) any purported termination, other than your voluntary resignation, of your employment by ISI which is not effected as a result of your death or incapacity or as a Termination For Cause, or any purported termination for which the grounds relied upon are not valid;

             (vii) the failure of ISI to obtain the assumption of this Agreement by any successor;

             (viii) any material breach by ISI of any material provision of this Agreement; or

             (ix) you die or become incapacitated. You will be deemed to be incapacitated if, at the time notice is given, you have been unable to substantially perform your duties under this Agreement for a period of three (3) consecutive months as the result of your incapacity due to physical or mental illness. ISI may terminate your employment due to incapacity by giving you 30 days advance notice in writing. In the event that you resume the performance of substantially all of your duties hereunder before the termination becomes effective, ISI notice of intent to terminate shall automatically be deemed to have been revoked.

     You acknowledge and agree, for the purposes of Section 7.b.i. above, (A) that ISI may, from time to time, reorganize its divisions and establish new subsidiaries or affiliates, (B) that the transfer of you to such division, subsidiary or affiliate shall not be deemed a material diminution in authority, duties or job responsibilities so long as you maintain a similar, or greater, level of authority, duties and responsibilities as you had just prior to the transfer, and (C) that a change in reporting responsibilities shall not necessarily be deemed a diminution in authority for purposes of this Agreement.

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Mr. William B. Woahn
February 10, 1998
Page 8


     Notwithstanding the foregoing, Constructive Termination shall not occur within the meaning of this Paragraph 7 until and unless thirty (30) days have elapsed from the date the Board of Directors receives such written notice without ISI curing or causing to be cured the circumstances set forth in this Paragraph 7 on the basis of which the declaration of Constructive Termination is given.

PART II - RIGHTS UNDER STOCK OPTION PLAN UPON TERMINATION OF EMPLOYMENT

     The following terms and conditions are set forth solely for the purpose of defining certain rights regarding the exercise of vested and unvested options you hold pursuant to the ISI Stock Option Plan, or its successor, if any, and your Stock Option Agreement(s):

     1. You are subject to certain terms and conditions of the ISI Stock Option Plan, or its successor, if any, as amended from time to time, (the "Plan") and you are a party to certain Stock Option Agreement(s) (the "Option Agreement"). Notwithstanding anything contained in the Plan or the Option Agreement to the contrary, you will have the right to exercise immediately but no later than one hundred eighty (180) days, all vested and unvested options you hold pursuant to your Option Agreement if either of the following events occur:

          a.   in the event a "Change in Control" occurs, as defined in Part I,
               Section 6 of this Agreement, and within twelve 12 months thereafter there is a Termination Without Cause as defined in
               Part I, Section 6.c. of this Agreement; or

          b.   in the event there is a Constructive Termination as defined in
               Part I Section 7.b.; or

          c. in the event there is an "Adverse Change" in the Plan. For purposes of this subsection an Adverse Change in the Plan shall mean:

               i.   termination of the Plan; or

               ii. amendment to the Plan which materially diminishes the value of your long term incentive award, that may be granted under the Plan.
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Mr. William B. Woahn
February 10, 1998
Page 9


                    unless there is substituted concurrently long term incentive awards of comparable value.

PART III - GENERAL PROVISIONS

     1. During your association with the ISI, or any affiliate, you will be exposed to confidential and proprietary information of ISI and its affiliates which may be disclosed to you both orally and/or in writing concerning ISI, its affiliates, subsidiaries, customers, products, systems, marketing, financial, legal and such other information relating to ISI and its affiliates, or subsidiaries. You agree to keep such information confidential, and you will not, without ISI's prior written consent, disclose to any person or entity the confidential information. You also agree to take all reasonably necessary precautions to prevent any unauthorized disclosure of such matters. It is agreed that the obligations of confidentiality which you have agreed to will continue in full force and effect while you are associated with the company and for three
(3) years following the termination of our Agreement. For purposes of the foregoing, confidential and proprietary information shall not include information in the public domain or information that becomes public through no fault of your own.

     2. You also agree that without the express prior written consent of ISI and as consideration for the above-mentioned compensation, you will not (on behalf of yourself or any other person or entity), during the term of your employment with ISI and for a period equal to one (1) year) after the date of any termination of such employment for any reason whatsoever (i) directly or indirectly own, manage, join, invest in, finance, control or participate in, accept employment with, provide consulting or advisory services to, or be connected with, any business (other than ISI or any of its affiliates) anywhere, that markets, sells or provides access to databases or services substantially similar to those offered by ISI or that ISI is actively developing or has developed and then intends to market presently as of the date of termination of this Agreement, (ii) rely on proprietary technology or know-how used by, or documents that contain confidential information (specifically including customer lists and the contents of marketing documents and marketing materials) of ISI or any of its affiliated companies to engage in any activity with the intent or effect of competing with ISI or any of its affiliated companies, or (iii) directly or indirectly, (on behalf of yourself or any other person who markets, sells or provides access to databases or services substantially similar to those offered by ISI or that ISI is actively developing or has developed and then intends to market presently), employ, solicit for employment or

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Mr. William B. Woahn
February 10, 1998
Page 10


otherwise assist in the solicitation for employment, any other employee or consultant of ISI or any of its affiliated companies (collectively the "non-competition obligations"). You will not, however, be prevented from owning, directly or indirectly, solely for investment purposes, no more than one percent (1%) of the shares of stock of any publicly traded corporation that does compete with ISI.

     In addition, during the applicable term stated above you shall not directly or indirectly (1) induce or attempt to induce any employee of ISI, its affiliates or subsidiaries to leave the employ of ISI or in any way interfere with the relationship between ISI and any employee thereof, (2) hire directly or through another entity any person who was an employee of ISI as of the date of your termination, or (3) induce or attempt to induce any customer, supplier, licensee, licensor, or other business relation of ISI to cease doing business with ISI or its affiliates, or in any way interfere with the relationship between any such customer, supplier, licensee, licensor or business relation and ISI, (4) disparage ISI, its management, or its business in any public or private manner, or (5) induce, directly or indirectly, any person to compete with ISI.

     3. You agree that if you fail fully to honor your obligations of confidentiality and non-competition hereunder, ISI shall have, in addition to any other rights, the right to cease all further payments hereunder and the right to obtain specific performance of the confidentiality and non-compete obligations agreed to herein, without any showing of actual damage or inadequacy of legal remedy.


     4. All controversies and disputes between you and ISI arising out of your employment, the termination thereof, or the provisions of this Agreement, including but not limited to all claims involving federal, state and local laws relating to employment discrimination based on race, color, national origin, religion, sex, age, disability or any other protected status, shall be subject to mandatory arbitration as provided for in this Section.

     All such disputes shall be submitted to arbitration in Provo, Utah, or such other location as the parties may mutually agree, under the Employment Dispute Resolution Rules of the American Arbitration Association.

     The arbitrator(s) selected under this Section may award damages, reinstatement and all other relief available under all applicable federal, state or local laws, except that each


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Mr. William B. Woahn
February 10, 1998
Page 11


party shall be responsible for its own attorney's fees and costs. Any arbitration award issued hereunder shall be in writing, shall state its underlying reasons and shall be final and binding on the parties to this Agreement and anyone claiming through them. Any judgment upon an award issued under this Section may be entered in any court having jurisdiction thereof.

     YOU AND ISI HEREBY EXPRESSLY AGREE THAT THE FOREGOING ARBITRATION PROVISIONS ARE THE EXCLUSIVE MEANS FOR RESOLVING ALL CONTROVERSIES AND DISPUTES ARISING OUT OF YOUR EMPLOYMENT, THE TERMINATION THEREOF, OR THE PROVISIONS OF THIS AGREEMENT.

     5. The terms of this Agreement may not be modified orally, but only by mutual written consent. This letter, and any agreement you signed as part of your original employment with ISI contains our entire agreement regarding your employment by ISI and all prior agreements other than confidentiality agreements are terminated. In the event that there are any conflicts between this Agreement and any confidentiality or non-compete agreements, the terms of this Agreement shall prevail.

     6. This Agreement shall inure to the benefit of and be binding upon you (and your successors, heirs, assigns and legal representatives) and ISI and its successors and assigns. ISI will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of ISI to assume expressly and agree to perform this Agreement in the same manner and to the same extent that ISI would be required to perform it if no such succession had taken place. If you should die while any amounts are still payable to you hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to your devisee, legatee or other designee or, if there be no such designee, to your estate.

     7. You agree that, except to the extent that disclosure is required by you to your attorney or accountant, or required by operation of law, you will keep the terms of this Agreement confidential.

     8. All notices pursuant to this Agreement shall be in writing and shall be considered properly delivered when addressed to as set forth below, given or served
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Mr. William B. Woahn
February 10, 1998
Page 12


personally, or sent by any generally recognized overnight delivery service or by certified mail, return receipt requested, postage fully prepaid.

                    If to ISI:     Insurquote Systems, Inc.
                                   517 East 1860 South
                                   Provo, Utah 84606

                If to Employee:    William B. Woahn
                                   2184 North 180 West
                                   Pleasant Grove, Utah 84062



     9. Neither party shall assign nor subcontract to any other party all or any part of this Agreement, its obligations hereunder, or any other interest herein or rights hereunder without the other parties' prior written consent.

     10. If any provision of this Agreement is for any reason held invalid, illegal, void or unenforceable, all other provisions of this Agreement will remain in full force and effect and the invalid, illegal, void or unenforceable provision shall be replaced by a mutually acceptable valid, legal and enforceable provision that is closest to the original intent of the parties.

     11. This Agreement will have been made, executed and delivered in the State of Utah and will be governed and construed for all purposed in accordance with the laws of the State of Utah without giving effect to conflict of laws provisions.

     12. No action taken by either party shall be deemed to constitute a waiver of compliance with any representation, warranty or covenant contained in this Agreement. The waiver by a parry of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.


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Mr. William B. Woahn
February 10, 1998
Page 13


     If the above meets with your understanding, I would appreciate your signing a copy of this letter and returning it to me. If there are items which require further clarification or discussion, please let me know. I look forward to the continuation of a mutually beneficial relationship.

                                        Very truly yours,



                                        /s/ DAVID L. WHETTEN
                                        ------------------------------------
                                        Chief Executive Officer
                                        ------------------------------------


I hereby acknowledge that I have read, understand and agree to the terms and conditions stated above:



/s/ WILLIAM B. WOAHN
---------------------------------
Date: February 10, 1998
      ---------------------------

                                [GOLD LETTERHEAD]

                                February 1, 2000


Mr. William B. Woahn
2184 North 180 West
Pleasant Grove, Utah 84062

     Re: Employment

Dear Mr. Woahn:

     By letter dated February 10, 1998 from InsurQuote Systems, Inc. (the "COMPANY") to you (the "EMPLOYMENT LETTER"), the Company and you have agreed to certain employment arrangements and conditions. The Company is entering into that certain Agreement and Plan of Merger, dated as of the date hereof, by and among the Company, ChannelPoint, Inc. ("BUYER") and Gold Acquisition Corp. (the "MERGER AGREEMENT") pursuant to which the Company will be acquired by, and become a direct, wholly-owned subsidiary of, Buyer (the "ACQUISITION"). This letter (this "AMENDMENT") shall amend the Employment Letter effective as of the Closing Date (as defined in the Merger Agreement). This Amendment shall be null and void if the Acquisition is not consummated.

     1. Continued Employment. For up to one (1) year following the Closing Date, you will be employed as the President of the Company pursuant to the terms and conditions of the Employment Letter, as amended by this Amendment. After such time you will be employed as a Senior Vice President of Buyer also pursuant to the terms and conditions of the Employment Letter, as amended by this Amendment.

     2. Responsibilities and Reporting. For at least one (1) year following the Closing Date, all decisions with respect to employees of the Company, including the retention and termination of such employees (other than terminations for cause), shall be made by you or made with your prior consent (which consent shall not be unreasonably withheld). For the term of your employment following the Closing Date, you shall report directly to Kenneth Hollen or the President or Chief Operating Officer of Buyer.

     3. No Constructive Termination. You hereby agree that the Acquisition and your continued employment pursuant to the Employment Letter, as amended by this Amendment, does not constitute a Constructive Termination (as defined in the Employment Letter).

     4. Compensation. You shall be paid during your employment with Buyer or the Company after the Acquisition an annual base salary of $200,000 and you shall continue to receive employee benefits as are currently in effect for executive employees

Mr. Woahn
February 1, 2000
Page 2


of the Company for a period of at least one (1) year following the Closing Date and benefits as are in effect from time to time for employees of Buyer thereafter. You shall also be eligible for an annual bonus equal to up to 40% of your base salary.

     5. Stock Options. Subject to the terms of the applicable stock option plan and an option grant letter, and other terms approved by the Board of Directors of Buyer, as an inducement for you to enter into this Amendment and in consideration of your continued employment and in recognition of the fact that
(i) your services and expertise are essential to the success of the business combination and (ii) your continued employment hereunder may preclude your pursuit of certain other employment opportunities (including opportunities which might otherwise have allowed you to earn incentive bonuses and equity awards), Buyer will grant to you an option to purchase 40,000 shares of common stock, $.001 par value per share, of Buyer, with one-twenty-fourth (1/24th) of the shares subject to such option becoming exercisable on the first day of each full month beginning one (1) year after the Closing Date, until all such shares are exercisable, subject to your continued employment with Buyer on such dates. The parties hereto agree that the options granted pursuant to this paragraph 5 shall count towards the option pool of the Company as it exists prior to the Acquisition.

     6. Transition Team. A transition team, consisting of you, Kenneth Hollen, Fred Rook, Fred Eppinger and David Whetten, shall be formed to implement and monitor the integration of the Company with Buyer's business operations. Kenneth Hollen shall have the final determination on all unresolvable issues of the transition team.

     7. Employee Policies. You shall be entitled to and shall abide by all applicable employment and personnel policies in effect from time to time.

     8. Amendment to Employment Letter. The Employment Letter is hereby amended as follows:

     (a) paragraph (e) of Section 5 of Part I shall be amended to delete the reference to Section 3 of Part I;

     (b) clause (iii) of paragraph (a) of Section 6 of Part I shall be deleted in its entirety;

     (c) the reference to the number 200 in clause (v) of paragraph (b) of
Section 7 of Part I shall be deleted and replaced with the number "50"; and

                                       2
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Mr. Woahn
February 1, 2000
Page 3

     (d) the following sentence shall be inserted at the end of clause (i) of paragraph (a) of Section 7 of Part I: "The benefits payable under this clause
(i) shall be in consideration of the your agreements under Section 2 of Part III of this Agreement."

     9. Entire agreement; Miscellaneous. The parties acknowledge and agree that they are not relying on any representations, oral or written, other than those expressly contained herein. Except for the provisions of the Employment Letter not amended by this Amendment, (i) this Amendment supersedes all proposals, oral or written, all negotiations, conversations or discussions between the parties and all course of dealing and (ii) all prior understandings and agreements between the parties regarding employment matters are hereby merged in this Amendment, which alone is the complete and exclusive statement of their understanding as to employment. No waiver or modification of this Amendment shall be valid unless the same shall be in writing and signed by the party sought to be charged therewith. Time is of the essence in this Amendment and each and every provision hereof. The parties acknowledge that they each participated in drafting this Amendment, and there shall be not presumption against any party on the ground that such party was responsible for preparing this Amendment or any part hereof. Paragraph headings are for convenience of reference only and are not intended to create substantive rights or obligations.

     This Amendment shall be binding upon and inure to the benefit of Buyer, the Company and their respective successors and assigns. This Amendment shall also be enforceable by you and your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Buyer, the company or any successor thereto may assign its rights under this Amendment to any corporation which owns all of the outstanding equity of Buyer, the Company or any successor thereto.

     If the foregoing accurately reflects our mutual understanding, please sign and return the enclosed copy of this letter, as evidence of our agreement.


                                     Very truly yours,

                                     InsurQuote Systems, Inc.


                                     By: /s/ DAVID L. WHETTEN
                                        -----------------------------------

Mr. Woahn
February 1, 2000
Page 4



                                      ChannelPoint, Inc.



                                      By: /s/ KENNETH E. HOLLEN
                                         ------------------------------------


Agreed to this 1st day
of February, 2000.


/s/ WILLIAM B. WOAHN
----------------------------------
William B. Woahn


                                       4